Exhibit 23.2

Consent of Independent Registered Certified Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333- ) pertaining to the 2006 Employee Stock Purchase Plan, as Amended of Syniverse Holdings, Inc. of our reports dated February 26, 2010, with respect to the consolidated financial statements and schedule of Syniverse Holdings, Inc. and the effectiveness of internal control over financial reporting of Syniverse Holdings, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2009, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

August 9, 2010

Tampa, Florida